UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 11, 2004

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(408)519-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 11, 2004, we entered into an Amended and Restated Consulting Agreement, effective August 3, 2004, with Ta-Wei Chien, TiVo’s former Senior Vice President, General Manager of TiVo Technologies. A copy of the Amended and Restated Consulting Agreement with Mr. Chien is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Chien resigned from the Company effective August 3, 2004. The Amended and Restated Consulting Agreement, restates and supersedes the Consulting Agreement between the Company and Mr. Chien, dated August 3, 2004, which was filed as an exhibit to our quarterly report on Form 10-Q on September 9, 2004. In exchange for his transition-related consulting services during the term of this agreement, the Company has agreed to immediately accelerate the vesting of Mr. Chien’s stock options that would have vested between August 3, 2004 and May 2, 2005 and that these stock options, along with his previously vested stock options, will remain exercisable during the nine month term of his consulting agreement and for ninety days thereafter.

The foregoing description of the Amended and Restated Consulting Agreement is qualified in its entirety by reference to the provisions of the Amended and Restated Consulting Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 11, 2004, we hired Thomas S. Rogers, a current Director of TiVo Inc., as Vice Chairman of the Board of Directors for a twelve-month term ending on October 10, 2005. As Vice Chairman, Mr. Rogers will work more closely with the Company across a range of strategic issues involving TiVo’s continued evolution as a media company.

We entered into an employment agreement with Mr. Rogers for the twelve-month duration of his term as Vice Chairman. Pursuant to this agreement, Mr. Rogers will be paid cash compensation of $100,000 (payable 1/3 on the effective date of his employment agreement, 1/3 on the ninety day anniversary of his employment agreement, and the remainder on the one hundred and eighty day anniversary of his employment agreement) and will be provided a grant of 250,000 stock options (vesting 83,333 on the date of grant, 83,333 on the ninety day anniversary of the date of grant, and 83,334 on the one hundred and eighty day anniversary of the grant) as compensation for his service as Vice Chairman. The vested stock options will remain vested until three months after Mr. Rogers ceases continuous employment with us unless Mr. Rogers is involuntarily terminated by us, in which case, any unvested stock options will become exercisable until the later of the eighteen month anniversary of the stock option grant or the three month anniversary of Mr. Rogers’s involuntary termination.

Concurrent with the Board’s approval of hiring Mr. Rogers as Vice Chairman, he resigned from the Nominating and Governance Committee and the Compensation Committee of the Board effective as of the date of his employment. Mr. Rogers remains a member of our Board, but, as a result of his employment with us, he will no longer qualify as an independent Director under Nasdaq Marketplace Rule 4200(a)(15). TiVo’s Board now consists of five independent Directors and four non-independent Directors. The Board appointed current independent Director Randy Komisar to replace Mr. Rogers as Chairman of the Nominating and Governance Committee.

ITEM 9.01. Financial Statements and Exhibits.

(c)	The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Amended and Restated Consulting Agreement between TiVo Inc. and Ta-Wei Chien, dated October 11, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: October 15, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Consulting Agreement between TiVo Inc. and Ta-Wei Chien, dated October 11, 2004.